Exhibit 24.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement of Tredegar Corporation on Form S-8 (File Number 33-64647) of our report dated June 22, 2001, appearing in this Annual Report on Form 11-K of the Tredegar Corporation Retirement Savings Plan (formerly the Savings Plan for the Employees of Tredegar Industries, Inc.) for the year ended December 31, 2000.

POTI, WALTON & ASSOCIATES, PC

June 26, 2001